COMPENSATORY ARRANGEMENTS OF DIRECTORS

The Compensation and Benefits Committee of the Board of Directors of Dex Media, Inc. (the “Corporation”) approved non-management director compensation, effective as of July 1, 2014, as follows:

Service	Fee Amount
Cash Fees
Annual Retainer for Board Service	$120,000*
Annual Chairman of the Board Retainer	$160,000*
Annual Audit and Finance Committee Membership Retainer	$7,500*
Annual Audit and Finance Committee Chairman Retainer	$25,000*
Annual Compensation and Benefits Committee Membership Retainer	$7,500*
Annual Compensation and Benefits Committee Chairman Retainer	$25,000*
Annual Corporate Governance Committee Membership Retainer	$5,000*
Annual Corporate Governance Committee Chairman Retainer	$15,000*
Board and Committee Meeting Fee	$2,000*
Equity Awards
Annual Equity Retainer for Board Service	$30,000**
Annual Equity Retainer for Chairman of the Board Service	$40,000**

*    Annual non-management director retainers are paid at the beginning of each quarter and include Board and Committee retainers. Board and Committee meeting fees are paid on a quarterly basis in arrears based on attendance.

**    Non-management directors receive an annual award of the Corporation’s common stock equal to $30,000 ($40,000 in case of the Board Chairman) divided by the closing price of the Corporation’s common stock.